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                                                            Exhibit 99(b)(m)(ii)



                                DISTRIBUTION PLAN

     This PLAN, dated as of November 1, 1999 by and between TRAINER, WORTHAM FIRST MUTUAL FUNDS (the "Trust"), a Delaware business trust, on behalf of TRAINER, WORTHAM LARGE-CAP GROWTH FUND (the "Fund"), a separate series of shares of the Trust, and FIRST DATA DISTRIBUTORS, INC. ("FDDI"), a Massachusetts corporation.

                                   WITNESSETH:

     WHEREAS, the Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Trust is authorized to issue any number of separate series of shares as deemed appropriate by the Trust; and

     WHEREAS, it has been proposed the Fund make payments to FDDI out of the Fund's net assets for distribution services rendered to the Fund; and

     WHEREAS, the Fund intends to distribute its shares of beneficial interest ("shares") in accordance with Rule 12b-1 under the Act, and desires to adopt this Distribution Plan pursuant to such Rule; and

     WHEREAS, the Fund's Board of Trustees, in considering whether the Fund should adopt and implement a written plan, has evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes and has determined that there is a reasonable likelihood that adoption and implementation of a plan will benefit the Fund and its shareholders;

     NOW, THEREFORE, the Fund hereby adopts this Distribution Plan (hereinafter referred to as the "Plan") in accordance with Rule 12b-1 under the Act, and the parties hereto agree to the following terms and conditions of the Plan:

     1. The Fund will reimburse FDDI for costs and expenses incurred in connection with the distribution and marketing of shares of the Fund and servicing of Fund shareholders. Such distribution and servicing costs and expenses may include (1) printing and advertising expenses; (2) payments to employees or agents of FDDI who engage in or support distribution of the Fund's shares, including salary, commissions, travel and related expenses; (3) the costs of preparing, printing and distributing prospectuses and reports to prospective investors; (4) expenses of organizing and conducting sales seminars;
(5) expenses related to selling and servicing efforts, including processing new account applications, transmitting customer



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transaction information to the Fund's transfer agent and answering questions of shareholders; (6) payments of fees to one or more broker-dealers (which may include FDDI itself), financial institutions or other industry professionals, such as investment advisors, accountants and estate planning firms (severally, a "Service Organization"), in respect of the average daily value of the Fund's shares owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders with whom the Service Organization has a servicing relationship; (7) costs and expenses incurred in implementing and operating the Plan; and (8) such other similar services as the Fund's Board of Trustees determines to be reasonably calculated to result in the sale of Fund shares.

     2. FDDI will receive a fee monthly for such costs, expenses or payments at an annual rate of up to but not more than 0.25% of the average daily net assets of the Fund. In the event the Plan is terminated as herein provided, the Fund shall have no liability for expenses that were not reimbursed as of the date of termination.

     3. The Fund or the Investment Advisor to the Fund shall, from time to time, furnish or otherwise make available to FDDI such financial reports, proxy statements and other information relating to the business and affairs of the Fund as FDDI may reasonably require in order to discharge its duties and obligations hereunder.

     4. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Association or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which is bound, or relieve or deprive the Board of Trustees of Fund of the responsibility for and control of the affairs the Fund.

     5. This Plan shall become effective upon approval by a vote of at least a "majority of the outstanding voting securities of the Fund," and upon approval by a vote of the Trustees of the Fund and of those Trustees who have no direct or indirect financial interest in the Plan or in any agreements related to the Plan (the "Disinterested Trustees") cast in person at a meeting called for the purpose of voting on the Plan.

     6. This Plan shall remain in effect until and from year to year thereafter; provided, however, that such continuance is subject to approval annually by a vote of the Trustees of the Fund and of the Disinterested Trustees cast in person at a meeting called for the purpose of voting on this Plan. If such annual approval is not obtained, the Plan shall expire 12 months after the date of the last approval. This Plan may be amended at any time by the Board of Trustees; provided that (a) any amendment to increase materially the amount to be spent for the services



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described herein shall be effective only upon approval by a vote of a majority of the outstanding shares of the Fund and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph.

     7. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Disinterested Trustees or by a vote of a majority of the outstanding voting securities of the Fund, and shall automatically terminate in the event of its assignment.

     8. Nothing herein contained shall limit the freedom of FDDI or an "affiliated person" of FDDI, to act as distributor for other persons, firms or corporations or to engage in other business activities.

     9. Neither FDDI nor any of its employees or agents is authorized to make any representations concerning the shares except those contained in the then current Prospectus or Statement of Additional Information of the Fund.

     10. FDDI shall use its best efforts in rendering services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, FDDI shall not be liable to the Fund or any of its shareholders for any error of judgment or mistake of law of for any act or omission or for any losses sustained by the Fund or its shareholders resulting therefrom.

     11. FDDI shall provide the Fund, for review by the Fund's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made. Such written report shall be in a form satisfactory to the Fund and shall supply all information necessary for the Board to discharge its responsibilities, including its responsibilities pursuant to Rule 12b-1.

     12. While this Plan is in effect, the selection and nomination of Disinterested Trustees shall be committed to the discretion of the Trustees who are not interested persons.

     13. The Fund shall preserve copies of this Plan, any related agreements, and all reports made pursuant to Section 11 hereof for a period of not less than six years from the date of this Plan or any such agreement or report, as the case may be, the first two years in an easily accessible place.

     14. The provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Act. To the extent the applicable law of the State of Delaware or any of the provisions herein conflicts with the applicable



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provisions of the Act, the latter shall control.

     15. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise the remainder of the Plan shall be affected thereby.

     16. For the purposes of this Plan, the terms "interested person," "assignment," "affiliated person" and "majority of the outstanding voting securities" are used as defined in the 1940 Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan to be signed by the respective officers thereunto duly authorized and their respected corporate seals to be hereunto affixed, as of the day and year first above written.


                                            TRAINER, WORTHAM FIRST MUTUAL FUNDS


                                            By ________________________________


                                            FIRST DATA DISTRIBUTORS, INC.


                                            By_________________________________